Tactical Investment Series Trust 485BPOS

Exhibit 99(h)(3)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

Tactical Investment Series Trust (the “Trust”)

and

Tactical Fund Advisors, LLC

This Agreement relates to the following series of the Trust:

Fund	Maximum Annual Operating Expense Limit	Expiration Date
TFA Tactical Income Fund	1.99%	April 30, 2026
Tactical Growth Allocation Fund	1.99%	April 30, 2026
TFA Quantitative Fund	1.99%	April 30, 2026
TFA AlphaGen Growth Fund	1.99%	April 30, 2026

Tactical Investment Series Trust		Tactical Fund Advisors, LLC

By:	/s/ Keith Schmidt	By:	/s/ Drew K. Horter
Name:	Keith Schmidt	Name:	Drew K. Horter
Title:	President	Title:	CEO